Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of First Union Real Estate Equity and Mortgage Investments on Form S-3 of our report dated March 16, 2005, appearing in the Annual Report on Form 10-K for the year ended December 31, 2004 and to the reference to us under the heading “Experts” in the Prospectus, which is a part of this Registration Statement.

DELOITTE & TOUCHE LLP
Boston, MA
July 22, 2005